Exhibit T3A.10

Val: 10/08/1996 – 142241	Val: 10/08/1996 – 142243
$20.00 on 10/08/1996	$195.00 on 10/08/1996
Check – 10/08/1996 – 49993	Check – 10/07/1996 – 180

FILED

STATE OF WASHINGTON

[SEAL]

OCT- 8, 1996 [Illegible]

601 743 766

ARTICLES OF INCORPORATION

OF

EXCEL PURCHASING CORPORATION

Pursuant to RCW 23B.02.020 of the Washington Business Corporation Act, the undersigned, being of legal age, hereby adopts the following Articles of Incorporation for the purpose of forming a business corporation:

FIRST: The name of the corporation is Excel Purchasing Corporation (the “Corporation”).

SECOND: The Corporation shall have authority to issue two hundred (200) shares of common stock, without par value.

THIRD: The address of the initial registered office of the Corporation is Suite 1, Professional Arts Building, 206 11th Avenue South East, Olympia, Washington 98501, and the name of its initial registered agent at such address is United Corporate Services, Inc.

FOURTH: The number of directors of the Corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified in the Bylaws. The initial Board of Directors shall consist of one (1) director. The name and address of the person who shall serve as director until the first annual meeting of shareholders and until his successor or successors are elected and qualified, unless he resigns or is removed, is:

Name	Address
J. Donald Hill	c/o Excel Technology, Inc.
45 Adams Avenue
Hauppauge, New York 11788

FIFTH: The Corporation, to the fullest extent permitted by Chapter 23B.08 of the Washington Business Corporation Act, as the same may be amended and supplemented, shall indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, and other matters referred to in or covered by said Chapter, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SIXTH: The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws for the Corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

SEVENTH: To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty as a director. Any amendment to or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: The name and address of the incorporator is Leonard J. Breslow, Breslow & Walker, 875 Third Avenue, New York, N.Y. 10022.

DATED this 4th day of October, 1996.

/s/ Leonard J. Breslow
Leonard J. Breslow, Incorporator

FILED STATE OF WASHINGTON AUG 17, 1998 RALPH MUNRO SECRETARY OF STATE

ARTICLES OF AMENDMENT OF

EXCEL PURCHASING CORPORATION

Pursuant to RCW 23B. 10.060, the undersigned corporation adopts the following Articles of Amendment:

1. The name of the corporation is Excel Purchasing Corporation.

2. Article I. of the Company’s Articles of Incorporation is amended as follows:

ARTICLE I. NAME

The name of this corporation is Synrad, Inc.

3. This amendment does provide for an exchange, reclassification, or cancellation of issued shares.

4. The date of the adoption of the amendment was August 10, 1998.

5. The above amendment was duly approved by the directors of the corporation and does not require shareholder action as permitted by RCW 23B.10.020.

The undersigned executes these Articles of Amendment under penalty of perjury on August 14,1998.

EXCEL PURCHASING CORPORATION

By:	/s/ Antoine Dominic
Antoine Dominic Its President